Exhibit 99.3

Statements of Total Comprehensive Loss

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, which requires companies to present the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU No. 2011-05 does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. Additionally, ASU No. 2011-05 does not affect the calculation or reporting of earnings per share. ASU 2011-05 is effective for reporting periods beginning after December 15, 2011. In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU No. 2011-12 defers the changes in ASU No. 2011-05 that pertain to how, when and where reclassification adjustments are presented. The Company adopted these ASUs retrospectively effective June 30, 2012 and elected to present comprehensive income in a separate statement immediately following the condensed consolidated statements of income. The adoption had no effect on the Company’s financial position, results of operations or cash flows. The impact of the adoption to the Company's previously issued consolidated financial statements is reflected in the presentation of the Statements of Total Comprehensive Loss set forth below (in thousands):

	Fiscal Year Ended
	June 29, 2012	June 24, 2011	June 25, 2010
Net loss	$(24,461)	$(21,233)	$88,452
Other comprehensive income (loss):
Net unrealized gains on short-term investments	—	1,355	230
Cumulative translation adjustment	97	741	—
Unrecognized (loss) gain on defined benefit plan	(2,150)	380	(558)
Total other comprehensive (loss) income	(2,053)	2,476	328
Comprehensive loss	$(26,514)	$(18,757)	$(88,780)